UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2007

PATH 1 NETWORK TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15609	13-3989885
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6215 Ferris Square, Suite 140 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 450-4220

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On September 11, 2007, Laurus Master Fund, Ltd. (“Laurus”) notified the Company that it took possession in and to substantially all of the Company’s assets (the “Collateral”), to be disposed of as Laurus, in its best discretion, deems advisable. In exchange for the peaceful possession to the Collateral, Laurus has agreed to release the company of its entire obligation of approximately $3.4 million and leave behind all cash and accounts receivable for use in winding down the operations of the Company. Immediately following the transfer of the Collateral, management will wind down the operations of the Company.

Item 8.01 Other Events

On August 7th, United States District Judge Sidney Fitzwater signed the Agreed Order of Dismissal with Prejudice in regard to Civil Action No. 3:06-CV-0107-D, Gryphon Master Fund, L.P. and GSSF Master Fund, L.P., Plaintiffs v. Path 1 Network Technologies Inc., Defendant. In conjunction with the dismissal, the Company entered into a Compromise Settlement and Mutual Release Agreement (The “Agreement”) with Gryphon Master Fund, L.P and GSSF Master Fund, LP (“Gryphon”). As part of the Agreement, Path 1 paid $150,000 to Gryphon and in exchange Gryphon provided to the Company an irrevocable and unconditional release, consent to the Laurus transactions, consent to peaceful possession by Laurus, and dismissal with prejudice of lawsuit against the Company.

The foregoing summary of the Agreement is qualified in its entirety by the full text of such agreements, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Compromise Settlement and Mutual Release Agreement, dated July 19, 2007.

10.2	Agreed Order of Dismissal with Prejudice, dated August 7, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2007	PATH 1 NETWORK TECHNOLOGIES, INC.

	By:	/s/ Jeremy Ferrell
Jeremy Ferrell
Interim Chief Financial Officer